Exhibit 10.1

Execution Version

SHARE SUBSCRIPTION AGREEMENT

By and Between

Celgene Switzerland LLC

and

BeiGene, Ltd.

Dated as of July 5, 2017

BEIGENE, LTD.

SHARE SUBSCRIPTION AGREEMENT

THIS SHARE SUBSCRIPTION AGREEMENT (the “Agreement”) is made and entered into as of July 5, 2017 (the “Signing Date”), by and between BeiGene, Ltd., an exempted company incorporated in the Cayman Islands (the “Company”), and Celgene Switzerland LLC, a Delaware limited liability company (the “Purchaser”).

WHEREAS, the Company and the Purchaser are entering into that certain Exclusive License and Collaboration Agreement, by and among the Company, Purchaser and Celgene Corporation, of even date herewith (the “License Agreement”);

WHEREAS, the obligations in the License Agreement are conditioned upon the execution and delivery of this Agreement, pursuant to which the Company will issue and sell to the Purchaser a number of its Ordinary Shares (as defined herein), as provided for herein; and

WHEREAS, the Purchaser desires to purchase and subscribe for, and the Company desires to sell and issue, the Shares (as defined herein) on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Definitions.  When used in this Agreement, the following terms shall have the respective meanings specified below:

“Action” shall mean any action, cause or action, suit, prosecution, investigation, litigation, arbitration, hearing, order, claim, complaint or other proceeding (whether civil, criminal, administrative, investigative or informal) by or before any Governmental Authority or arbitrator.

“Affiliate” shall mean, with respect to any Person, another Person which controls, is controlled by or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For the purposes of this Agreement, in no event shall the Purchaser or any of its Affiliates be deemed Affiliates of the Company or any of its Affiliates, nor shall the Company or any of its Affiliates be deemed Affiliates of the Purchaser or any of its Affiliates.

“American Depositary Receipts” shall mean the certificates issued by the Depositary evidencing the American Depositary Shares.

“American Depositary Shares” shall mean shares issued by the Depositary pursuant to the Deposit Agreement, each representing 13 Ordinary Shares.

“beneficially owns” (including the correlative terms “beneficial ownership,” “beneficially owned,” “beneficial owner” or “beneficially owning”) shall mean beneficial ownership within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act.

“Business Day” shall mean any day except Saturday, Sunday and any day on which banking institutions in New York, New York, generally are closed as a result of federal, state or local holiday.

“Change of Control” shall mean, with respect to a Person, any of the following events: (i) any Person is or becomes the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that any such Person has the right to acquire, whether such right which may be exercised immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power represented by all shares of such Person’s outstanding capital stock; (ii) such Person consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into such Person, other than (A) a merger or consolidation which would result in the voting securities of such Person outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) a majority of the combined voting power of the voting securities of such Person or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of such Person (or similar transaction) in which no Person becomes the beneficial owner, directly or indirectly, of a majority of the total voting power of all shares of capital stock of such Person, or (iii) such Person conveys, transfers or leases all or substantially all of its assets, to any Person other than a wholly owned Affiliate of such Person.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Consent” shall mean any, internal or external, approval, authorization, consent, license, franchise, Order, registration, notification, permit, certification, clearance, waiver or other confirmation of or by a Governmental Authority, other Person or company body.

“Contract” shall mean, with respect to any Person, any written agreement, contract, commitment, indenture, note, bond, loan, license, sublicense, lease, sublease, undertaking, statement of work or other arrangement to which such Person is a party or by which any of its properties or assets are subject.

“control” (including the correlative terms “controlled by,” “controlling,” and “under common control with”), as applied to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership or voting of securities, by contract or otherwise.

“Deposit Agreement” shall mean the Deposit Agreement, dated as of February 5, 2016, as amended from time to time, among the Company, the Depositary, and holders from time to time of the American Depositary Receipts.

“Deposit Shares” shall mean the American Depositary Shares into which the Shares may be exchanged upon deposit thereof with the Depositary pursuant to the Deposit Agreement.

“Depositary” shall mean Citibank, N.A.

“Disposition” or “Dispose of” shall mean any (i) offer, pledge, sale, contract to sell, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant for the sale of, or other disposition of or transfer of any Ordinary Shares, American Depositary Shares or Ordinary Share Equivalents, including, without limitation, any “short sale” or similar arrangement, or (ii) swap, hedge, derivative instrument, or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Ordinary Shares, American Depositary Shares or Ordinary Share Equivalents, whether any such swap or transaction is to be settled by delivery of securities, in cash or otherwise.

“Employee Benefit Plan” shall mean any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), any severance, employment, incentive or bonus, retention, change in control, deferred compensation, termination pay, profit sharing, retirement, welfare, post-employment welfare, fringe benefit, vacation or paid time off, equity or equity-based or any other plan, policy, program, agreement, contract or arrangement that is sponsored, maintained, contributed to, or required to be contributed to by the Company or any of its Subsidiaries or under or with respect to which the Company or any of its Subsidiaries has any current or contingent liability or obligation.

“ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended, and the rulings and regulations thereunder.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or country or any supranational organization of which any such country is a member.

“Health Care Laws” means all applicable Laws relating to pricing, marketing, provision, sale, distribution, coverage, or reimbursement of a drug, biological or medical advice.

“Indebtedness” shall mean, with respect to any Person at any applicable time of determination, without duplication, (a) all liabilities and obligations for borrowed money, (b) all liabilities and obligations evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) all liabilities and obligations under or in respect of swaps, hedges or similar instruments, (d) all liabilities and obligations in respect of letters of credit and similar instruments, (e) all liabilities and obligations (contingent or otherwise) arising from or in respect of (i) deferred compensation arrangements, or (ii) pension plans, (f) all guaranties in connection with any of the foregoing, and (g) all accrued interest, prepayment premiums, fees, penalties, expenses or other amounts payable in respect of any of the foregoing.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereto.

“Law” or “Laws” shall mean all laws, statutes, rules, regulations, orders, judgments, injunctions and ordinances of any Governmental Authority.

“Liens” shall mean a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Material Adverse Effect” shall mean any change, event or occurrence (each, an “Effect”) that, individually or when taken together with all other effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, clinical or pre-clinical programs, intellectual property, condition (financial or other), assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following occurring after the date hereof, alone or in combination, be deemed to constitute, or be taken into account in determining whether a Material Adverse Effect has occurred: (i) changes in the Company’s industry generally or in conditions in the PRC or global economy or capital or financial markets generally, including changes in interest or exchange rates, (ii) any Effect caused by the announcement or pendency of the transactions contemplated by the Transaction Agreements, or the identity of the Purchaser or any of its Affiliates as the purchaser in connection with the transactions contemplated by this Agreement or as a participant in the License Agreement, (iii) the performance of this Agreement, the License Agreement and the transactions contemplated hereby and thereby, including compliance with the covenants set forth herein and therein, or any action taken or omitted to be taken by the Company at the request or with the prior consent of the Purchaser, (iv) changes in general legal, regulatory, political, economic or business conditions or changes to GAAP or interpretations thereof occurring after the date hereof that, in each case, generally affect the biotechnology or biopharmaceutical industries, (v) acts of war, sabotage or terrorism occurring after the date hereof, or any escalation or worsening of any such acts of war, sabotage or terrorism, or (vi) earthquakes, hurricanes, floods or other natural disasters occurring after the date hereof, provided, however, that with respect to clauses (i), (iv), (v) and (vi), such effects, alone or in combination, may be deemed to constitute, or be taken into account in determining whether a Material Adverse Effect has occurred, but only to the extent such effects disproportionately affect the Company and its Subsidiaries compared to other participants in the biotechnology or biopharmaceutical industries.

“Material Contract” shall mean any Contract entered into by the Company or any of its Subsidiaries that is required under the Exchange Act to be filed as an exhibit to a Company SEC Document pursuant to Item 601(b)(10) of Regulation S-K.

“NASDAQ” shall mean the NASDAQ Stock Market LLC.

“Ordinary Share Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time Ordinary Shares or American Depositary Shares, including, without limitation, any debt, preferred shares, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Ordinary Shares or American Depositary Shares.

“Ordinary Shares” shall mean ordinary shares, par value $0.0001 per share, of the Company.

“Order” shall mean any assessment, award, decision, injunction, judgment, order, ruling, verdict or writ entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator.

“Permitted Transferee” shall mean an Affiliate of the Purchaser that is wholly owned, directly or indirectly, by the Purchaser; it being understood that for purposes of this definition “wholly owned” shall mean an Affiliate in which the Purchaser owns, directly or indirectly, at least ninety-nine percent (99%) of the outstanding capital stock or ownership interests of such Affiliate; provided, however, that no such Person shall be deemed a Permitted Transferee for any purpose under this Agreement unless: (a) the Purchaser shall have, within five (5) days prior to such transfer, furnished to the Company written notice of the name and address of such Permitted Transferee, details of its status as a Permitted Transferee and details of the Ordinary Shares, American Depositary Shares or Ordinary Share Equivalents to be transferred, (b) the Permitted Transferee, prior to or simultaneously with such Transfer, shall have agreed in writing to be subject to and bound by all restrictions and obligations set forth in this Agreement as though it were the Purchaser hereunder, and (c) the Purchaser acknowledges that it continues to be bound by all restrictions and obligations set forth in this Agreement.

“Person” shall mean any individual, partnership, limited liability company, firm, corporation, trust, unincorporated organization, government or any department or agency thereof or other entity, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act.

“PRC” shall mean the People’s Republic of China.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Standstill Period” shall mean the period from and after the Signing Date until the earlier of (i) the fifth (5th) anniversary of the Closing Date and (ii) the expiration of the Term (as defined in the License Agreement) or earlier termination of the License Agreement.

“Tax” or “Taxes” shall mean any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” shall mean any Person (other than a Governmental Authority) other than the Purchaser, the Company or any Affiliate of the Purchaser or the Company.

“Transaction Agreements” shall mean this Agreement and the License Agreement.

“Transfer” by any Person means directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly Dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar Disposition of, any securities beneficially owned by such Person or of any interest (including any voting interest) in any securities beneficially owned by such Person. For the avoidance of doubt, a transfer of control of the direct or indirect beneficial ownership of securities is a Transfer of such securities for purposes of this Agreement.

“Transfer Agent” shall mean Citibank, N.A. for American Depositary Shares, or Mourant Ozannes Corporate Services (Cayman) Limited for Ordinary Shares, or any successor transfer agent of the Company, as applicable.

2.                                      Closing, Delivery and Payment.

2.1                               Closing.  Subject to the terms and conditions hereof, and in reliance on the representations, warranties, covenants and other agreements hereinafter set forth, at the closing of the transactions contemplated hereby (the “Closing”), the Company hereby agrees to issue to the Purchaser, and the Purchaser agrees to subscribe for, 32,746,416 Ordinary Shares (the “Shares”) at a purchase price of $4.58065384615385(1) per Share, free and clear of all Liens, for an aggregate purchase price of One Hundred Fifty Million Dollars ($150,000,000) (the “Purchase Price”).  The Closing shall take place remotely via the exchange of documents and signatures, as soon as practicable, but in no event later than at 10:00 a.m. on the first Business Day immediately following the date on which the last of the conditions set forth in Article 6 has been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing), or at such other date and time as the Company and Purchaser shall mutually agree (which date and time are designated as the “Closing Date”).

2.2                               Delivery and Payment.  At the Closing, subject to the terms and conditions hereof, the Company will instruct the Transfer Agent to deliver to the Purchaser, via book entry to the applicable balance account registered in the name of the Purchaser, the Shares,

(1) Price equals the quotient of (i) 135% of the VWAP of the American Depositary Shares on NASDAQ over the period beginning on June 16, 2017 and ending on June 30, 2017 divided by (ii) 13.

against payment of the Purchase Price in U.S. dollars by wire transfer of immediately available funds to the order of the Company.

2.3                               Deliveries at Closing.

(a)                                 Deliveries by the Company. At the Closing, the Company shall deliver or cause to be delivered to the Purchaser the following items:

(i)                                    a true copy of the Certificate of Incorporation and the Fourth Amended and Restated Memorandum and Articles of Association (the “Articles of Association”) of the Company;

(ii)                                a copy of the irrevocable instructions to the Transfer Agent instructing the Transfer Agent to deliver the Shares to Purchaser on an expedited basis;

(iii)                            a legal opinion of Mourant Ozannes, the Company’s Cayman Islands counsel, addressed to the Purchaser, and dated the Closing Date, in substantially the form provided to the Purchaser on the date hereof;

(iv)                             an opinion of Goodwin Procter LLP, U.S. counsel for the Company, addressed to the Purchaser, and dated the Closing Date, in substantially the form provided to the Purchaser on the date hereof;

(v)                                 an opinion of Fangda Partners, PRC counsel to the Company, addressed to the Purchaser, and dated the Closing Date, in substantially the form provided to the Purchaser on the date hereof;

(vi)                             a certificate, dated as of the Closing Date, signed by the Company’s principal executive officer and principal financial officer confirming that the conditions to the Closing set forth in Section 6.1 have been satisfied; and

(vii)                         all such other documents, certificates and instruments as the Purchaser may reasonably request in order to give effect to the transactions contemplated hereby.

(b)                                 Deliveries by the Purchaser.  At the Closing, the Purchaser shall deliver or cause to be delivered to the Company the Purchase Price, by wire transfer of immediately available funds to one or more accounts designated by the Company, such designation to be made no later than three (3) Business Days prior to the Closing Date.

3.                                      Representations and Warranties of the Company.  Except as set forth in the Company SEC Documents (as defined herein), and only to the extent such Company SEC Documents are specifically referenced in such representation or warranty, the Company hereby represents and warrants to the Purchaser that as of the date hereof:

3.1                               Organization, Good Standing and Qualification.

(a)                                 The Company is duly incorporated and validly exists as an exempted company incorporated under the laws of the Cayman Islands and has not been declared bankrupt, granted a suspension of payments or is otherwise subject to insolvency proceedings.  The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver the Transaction Agreements, to issue and sell the Shares, and to carry out the provisions of the Transaction Agreements and to carry on its business as presently conducted and as presently proposed to be conducted. Each of the Company’s Subsidiaries (as defined herein) is an entity duly incorporated or otherwise organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, as applicable, and has all requisite power and authority to carry on its business to own and use its properties. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign entity and is in good standing (to the extent such concept exists in the relevant jurisdiction) in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification necessary, except to the extent any failure to so qualify has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)                                 During the twelve (12) months preceding the Signing Date, neither the Company nor any of its Subsidiaries has taken any action nor have any other steps been taken or Actions commenced or, to the Company’s knowledge, threatened against any of them, for their winding up or dissolution or for any of them to enter into any arrangement, scheme or composition for the benefit of creditors, or for the appointment of a receiver, administrator, liquidator, trustee or similar officer of any of them, or any of their respective properties, revenues or assets.

3.2                               Subsidiaries.  The Company has disclosed all of its subsidiaries (a) required to be disclosed in an exhibit to its Annual Report on Form 10-K filed with the SEC or (b) in its subsequent filings under the Exchange Act (the “Subsidiaries”).  The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary (except BeiGene Biologics Co., Ltd, which the Company owns 95% of the equity interests) free and clear of any Liens, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid and, if applicable in the relevant jurisdiction, non-assessable, and free of preemptive and similar rights to subscribe for or purchase securities (except that $42 of the registered capital of BeiGene (Suzhou) Co., Ltd., RMB 1,759,755,385 of the registered capital of BeiGene Biologics Co., Ltd. and RMB 800,000,000 of the registered capital of BeiGene Guangzhou Biologics Manufacturing Co., Ltd. are not fully paid).

3.3                               Capitalization.

(a)                                 The authorized share capital of the Company, immediately prior to the Signing Date, consists of 9,500,000,000 Ordinary Shares, 518,903,349 of which were issued and outstanding, and 500,000,000 shares, par value $0.0001 per share, zero of which were issued and outstanding.  Under the Company’s 2016 Share Option and Incentive Plan (the “Plan”), immediately prior to the Signing Date, (i) options to acquire 76,284,732 Ordinary Shares have been granted and are outstanding, (ii) 1,256,250 restricted share awards have been granted and are outstanding, and (iii) 18,852,176 Ordinary Shares remained available for future issuance to board members, senior executives, employees and consultants of the Company and its Subsidiaries.  Since the Signing Date, the Company has not issued any equity securities, other than those issued pursuant to the Plan.

(b)                                 Except as disclosed in the Company SEC Documents, including the Articles of Association, and other than the Ordinary Shares reserved for issuance under the Plan, there are no outstanding options, rights (including conversion or preemptive rights and rights of first refusal), proxy or shareholder agreements, or agreements of any kind for the purchase or acquisition from the Company or any of its Subsidiaries of any of its securities, including the Shares.  Except as disclosed in the Company SEC Documents, no Person is entitled to preemptive rights, rights of first refusal, rights of participation or similar rights with respect to any securities of the Company or any of its Subsidiaries, including with respect to the issuance of Shares contemplated hereby.  Except as disclosed in the Company SEC Documents, there are no voting agreements, registration rights agreements or other agreements of any kind among the Company or any of its Subsidiaries and any other Person relating to the securities of the Company or any of its Subsidiaries, including the Shares.

(c)                                  All of the issued and outstanding Ordinary Shares have been duly authorized and validly issued and are fully paid and were issued in compliance with all applicable Laws concerning the issuance of securities.  The Shares have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, and fully paid. Upon deposit of the Shares with the Depositary, the Deposit Shares  (i) will have been duly and validly authorized and validly issued, (ii) will form part of the same class of American Depositary Shares and will have the same profit entitlement and voting rights as the American Depositary Shares, (iii) will not be subject to pre-emptive rights, and (iv) shall be free and clear of all Liens, except for restrictions on transfer imposed by applicable securities Laws or contained herein. The Shares (i) will form part of the same class of Ordinary Shares and will have the same profit entitlement and voting rights as the Ordinary Shares, (ii) will not be subject to pre-emptive rights, and (iii) shall be free and clear of all Liens, except for restrictions on transfer imposed by applicable securities Laws or contained herein.

(d)                                 Except as disclosed in the Company SEC Documents neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership, interest, joint venture interest or other equity ownership interest in any Person.

3.4                               Authorization; Binding Obligations.  All corporate action on the part of the Company and its supervisory and management boards necessary for the authorization of the Transaction Agreements, the performance of all obligations of the Company hereunder and thereunder at the Closing and the authorization, sale, issuance and delivery of the Shares pursuant hereto, and the issuance of the Deposit Shares upon the deposit of the Shares with the Depositary, has been taken, including the approval by the board of directors of the Company to issue the Shares, to exclude any rights of pre-emption in respect of such issuance, and to approve payment in U.S. dollars for the Shares. No other action is required on the part of the Company, its board of directors, or its shareholders prior to the Closing for the consummation of the transactions contemplated by the Transaction Agreements.  Each of the Transaction Agreements has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Purchaser, constitutes valid and binding obligations of the Company enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights, (b) general principles of equity that restrict the availability of equitable remedies and (c) to the extent that the enforceability of indemnification provisions may be limited by applicable Laws.

3.5          Company SEC Documents; Financial Statements; NASDAQ.

(a)           Since January 29, 2016, the Company has timely filed with the SEC all of the reports and other documents required to be filed by it under the Exchange Act and Securities Act and any required amendments to any of the foregoing (the “Company SEC Documents”).  As of their respective filing dates, each of the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Company SEC Documents, and, when filed, no Company SEC Documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the Company’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act.  As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents and the Company has not been notified that any of the Company SEC Documents is the subject of ongoing SEC review or outstanding investigation.

(b)           The financial statements of the Company included in the Company SEC Documents when filed complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended.  Except (i) as set forth in the Company SEC Documents or (ii) for liabilities incurred in the ordinary course of business subsequent to the date of the most recent balance sheet contained in the Company SEC Documents, the Company has no liabilities, whether absolute or accrued, contingent or otherwise, other than those that would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries has or is subject to any “Off-Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act).

(c)           The American Depositary Shares are listed on the NASDAQ Global Select Market, and the Company has not received any notification that, and has no knowledge that, NASDAQ is contemplating terminating such listing.

3.6          Compliance with Other Instruments.  Neither the Company nor any of its Subsidiaries is (i) in violation or default of any term of its articles of association, charter, certificate of incorporation, bylaws, limited partnership agreement, or other organizational or constitutive documents, or (ii) material breach of any Material Contract.  The execution, delivery, and performance of and compliance with the Transaction Agreements, and the issuance and sale of the Shares pursuant hereto, will not, with or without the passage of time or giving of notice, (i) conflict with or result in a violation of the articles of association, charter, certificate of incorporation, bylaws, limited partnership agreement, or other organizational or constitutive documents of the Company or any of its Subsidiaries, in each case as in effect on Closing Date, (ii) result in any violation of any Law or Order to which the Company, any of its Subsidiaries or any of their respective assets is subject, (iii) (A) conflict with or result in a breach, violation of, or constitute a default under, (B) give any third party the right to modify, terminate or accelerate, or cause any modification, termination or acceleration of, any obligation under, or (C) require Consent under, any material Contract to which the Company or any of its Subsidiaries is a party, or (iv) result in the creation of any Lien upon any of the Company’s or any Subsidiary’s assets or capital stock, except in the case of any of clauses (iii) and (iv) above, as would not reasonably be expected to have a Material Adverse Effect.  Neither the execution, delivery or performance of any Transaction Agreement by the Company, nor the consummation by it of the obligations and transactions contemplated hereby and thereby (including the issuance of the Shares) requires any Consent, other than (i) filings required under applicable U.S. federal and state securities Laws and (ii) the notification of the issuance and sale of the Shares to NASDAQ.

3.7          Litigation.  Except as disclosed in the Company SEC Documents filed prior to the Signing Date, there is no material: (i) Action pending or, to the Company’s knowledge, threatened, against the Company or any of its Subsidiaries which, if determined adversely to the Company or any of its Subsidiaries would have a Material Adverse Effect or (ii) Order in effect against the Company or any of its Subsidiaries.

3.8          Compliance with Laws; Permits.  The Company and its Subsidiaries are not, and since January 1, 2012 have not been, in violation in any material respect of any applicable Law (including any Health Care Law) in respect of the conduct of its business or the ownership of its properties.  The Company and each of its Subsidiaries has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, except those the lack of which would not reasonably be expected to have a Material Adverse Effect.

3.9          Offering Valid.  Assuming the accuracy of the representations and warranties of the Purchaser contained in Section 4.5 hereof, the offer, sale and issuance of the Shares will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities Laws.  Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Shares to any person or persons so as to bring the sale of such Shares by the Company within the registration requirements of the Securities Act or the securities Laws of the Cayman Islands or the PRC.

3.10        Investment Company.  The Company is not, and after giving effect to the transactions contemplated by the Transaction Agreements will not be, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

3.11        Absence of Changes. Since December 31, 2016, (a) the Company and each of its Subsidiaries has conducted its business operations in the ordinary course of business consistent with past practice and (b) there has not occurred any event, change, development, circumstance or condition that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

3.12        Takeover Protections. There is no provision under the articles of association of the Company, its bylaws or the Laws of the Cayman Islands that has the purpose or intent of frustrating any control share acquisition, business combination, or other takeover offer, or which otherwise has the purpose of a ‘poison pill’, whether or not as a result of the issuance to Purchaser or its ownership of the Shares.

3.13        Anti-Corruption and Anti-Bribery Laws. Neither the Company and its Subsidiaries, nor, to the Company’s knowledge, any of their respective director, officer, agent, employee or other authorized person acting on behalf of the Company is aware of or has taken any action, directly or indirectly, that could result in a violation or a sanction for violation by such persons of the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as may be amended, or similar law of any other relevant jurisdiction, or the rules or regulations thereunder; and the Company has instituted and maintain policies and procedures to ensure compliance therewith. No part of the proceeds from the sale of the Shares will be used, directly or indirectly, in violation of the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as may be amended, or similar law of any other relevant jurisdiction, or the rules or regulations thereunder.

3.14        Economic Sanctions. Neither the Company and its Subsidiaries, nor, to the Company’s knowledge, any of their respective director, officer, agent, employee or other authorized person acting on behalf of the Company: (i) is, or is controlled or 50% or more owned in the aggregate by or is acting on behalf of, one or more individuals or entities that are currently the subject of any sanctions administered or enforced by the United States, the Cayman Islands or the PRC (collectively, “Sanctions” and such persons, “Sanctioned Persons” and each such person, a “Sanctioned Person”) or (ii) has, within the last five (5) years, done the Company’s business in a country or territory that was, or whose government was, at such time the subject of Sanctions that broadly prohibit dealings with that country or territory. Within the past five (5) years, to the knowledge of the Company, it has neither been the subject of any governmental investigation or inquiry regarding compliance with Sanctions nor has it been assessed any fine or penalty in regard to compliance with Sanctions.

3.15        Money Laundering.  The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or, to the Company’s knowledge, threatened.

3.16        Certain Fees. No person or entity will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company or the Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company, with respect to the offer and sale of the Shares.

3.17        Deposit Agreement. The Deposit Agreement was duly authorized, executed and delivered by the Company and constitutes a valid and legally binding agreement of the Company, enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, the Deposit Agreement, the American Depositary Shares and the American Depositary Receipts conform in all material respects to the descriptions thereof contained in the Company SEC Documents and, upon the deposit of the Shares in accordance with the provisions of the Deposit Agreement, (i) the Depositary will issue the Deposit Shares, and (ii) when issued, the Deposit Shares will be entitled to the rights specified therein and in the Deposit Agreement.

3.18        Absence of Withholding. All dividends and other distributions declared and payable on the Shares may under the current laws and regulations of the Cayman Islands be paid to the Purchaser, and all such dividends and other distributions paid on the Shares will not be subject to withholding or other taxes under the laws and regulations of the Cayman Islands and are otherwise free and clear of any other tax, withholding or deduction in the Cayman Islands and without the necessity of obtaining any Consent of any Governmental Authority having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties. All dividends and other distributions declared and payable on the Deposit Shares may under the current laws and regulations of the Cayman Islands be paid to the Depositary, and all such dividends and other distributions paid on the Deposit Shares will not be subject to withholding or other taxes under the laws and regulations of the Cayman Islands and are otherwise free and clear of any other tax, withholding or deduction in the Cayman Islands and without the necessity of obtaining any Consent of any Governmental Authority having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties.

4.             Representations and Warranties of the Purchaser.  The Purchaser hereby represents and warrants as of the date hereof to the Company as follows:

4.1          Organization; Good Standing.  The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Purchaser has or will have all requisite power and authority to enter into the Transaction Agreements, to subscribe for the Shares and to perform its obligations under and to carry out the other transactions contemplated by the Transaction Agreements, and no further approval or authorization by any of its members or other equity owners, as the case may be, is required.

4.2          Requisite Power and Authority.  The Purchaser has all necessary power and authority to execute and deliver the Transaction Agreements and all action on the Purchaser’s part required for the lawful execution and delivery of the Transaction Agreements has been taken.  The Transaction Documents been duly and validly executed and delivered by the Purchaser and the Transaction Agreements are, assuming due authorization, execution and delivery by the Company, valid and binding obligations of the Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights, (b) as limited by general principles of equity that restrict the availability of equitable remedies, and (c) to the extent that the enforceability of indemnification provisions may be limited by applicable Laws.

4.3          No Conflicts.  The execution, delivery and performance of the Transaction Agreements and compliance with the provisions thereof by the Purchaser will not, with or without the passage of time or giving of notice: (i) conflict with or result in a violation of the certificate of incorporation, bylaws, or other organizational or constitutive documents of the Purchaser as in effect on the Closing Date, (ii) result in any violation of any Law or Order to which the Purchaser or any of its assets is subject, (iii) (A) conflict with or result in a breach, violation of, or constitute a default under, or (B) give any third party the right to modify, terminate or accelerate, or cause any modification, termination or acceleration of, any obligation under any Contract to which the Purchaser is a party, or (iv) result in the creation of any Lien upon any of the Purchaser’s assets or equity interests, except in the case of any of clauses (ii), (iii) and (iv) above, as would not reasonably be expected to materially impair of the ability of the Purchaser to perform its obligations under the Transaction Agreements and the transactions contemplated thereby in any material respect.

4.4          No Governmental Authority or Third Party Consents.  No Consent is required to be obtained or filed by the Purchaser in connection with the authorization, execution and delivery of any of this Agreement or with the subscription for the Shares, except under the HSR Act or such as have been obtained or filed.

4.5          Investment Representations.  The Purchaser hereby represents and warrants as follows:

(a)           Purchaser Acknowledgements. The Purchaser acknowledges that the Shares have not been registered under the Securities Act or under any state or foreign securities laws.  The Purchaser (i) acknowledges that it is acquiring the Shares pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Shares to any person in violation of applicable securities Laws, (ii) will not Dispose of any of the Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Shares and of making an informed investment decision, (iv) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act) and (v) (A) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Shares, (B) has had an opportunity to discuss with management of the Company the intended business and financial affairs of the Company and, in connection therewith, obtained information necessary to verify any information furnished to it or to which it had access (it being agreed and understood that this Clause (v) does not affect the Company’s representations and warranties contained in Section 3) and (C) can bear the economic risk of (x) an investment in the Shares indefinitely and (y) a total loss in respect of such investment.  The Purchaser has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of and form an investment decision with respect to its investment in the Shares and to protect its own interest in connection with such investment. The Purchaser understands that there is no assurance that any exemption from registration under the Securities Act will be available to transfer the Shares and that, even if available, such exemption may not allow the Purchaser to transfer all or any portion of the Shares under the circumstances, in the amounts or at the times the Purchaser might propose.

(b)           Ownership.  Neither the Purchaser nor any of its Affiliates is the owner of record or the beneficial owner of American Depositary Shares, Ordinary Shares or Ordinary Share Equivalents.

4.6          Transfer Restrictions.

(a)           The Purchaser understands that the Shares shall be subject to restrictions on resale pursuant to applicable securities Laws and that any certificates representing the Shares or the applicable balance account of the Purchaser with the Company’s Transfer Agent shall bear  transfer restrictions with the effect of the following applicable legends:

(i)            “These securities have not been registered under the Securities Act of 1933.  They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under the Securities Act or an opinion of counsel (which counsel shall be reasonably satisfactory to BeiGene, Ltd.) that such registration is not required or unless sold pursuant to Rule 144 of the Securities Act.”; and

(ii)           any legend required by other applicable securities Laws.

(b)           The Shares shall not bear the transfer restrictions set forth in Section 4.6(a)(i) hereof: (i) following a sale of Shares pursuant to an effective registration statement covering the resale of such Shares, (ii) following any sale of Shares pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”) (or any successor provision then in effect), or (iii) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). In addition, the Shares shall not bear the transfer restrictions set forth in Section 4.6(a)(ii) hereof following a sale of Shares if, following a sale, the shares are not required to carry a legend pursuant to such applicable securities Laws referred to in Section 4.6(a)(ii). Notwithstanding the foregoing, the Company shall direct the Transfer Agent to remove the transfer restriction set forth in Section 4.6(a)(i) applicable to the Shares upon the written request of the Purchaser, within five (5) Business Days of such request, at such time as the Shares may be transferred without the requirement that the Company be in compliance with the public information requirements and without volume or manner-of-sale restrictions under Rule 144. The Purchaser, or if the Transfer Agent requires, the Company, shall provide such opinions of counsel (which counsel shall be reasonably satisfactory to the Company) reasonably requested by the Transfer Agent in connection with the removal of legends pursuant to this Section 4.6(b). Any fees (with respect to the Transfer Agent, counsel to the Purchaser or otherwise) associated with the issuance of such opinion or the removal of such legend shall be borne by the Purchaser.

5.             Covenants and Agreements.

5.1          Standstill. During the Standstill Period, the Purchaser, or any of its Affiliates, shall not:

(i)            without the express consent of the Company, directly or indirectly acquire any additional equity securities (including Ordinary Shares, American Depositary Shares and Ordinary Share Equivalents) of the Company, if after giving effect to such acquisition the Purchaser, or any of its Affiliates, would, directly or indirectly own more than 9.9% of the then outstanding share capital of the Company;

(ii)           directly or indirectly encourage or support a tender, exchange or other offer or proposal by a Third Party;

(iii)         publicly propose (x) any merger, consolidation, business combination, tender or exchange offer, purchase of the Company’s assets or businesses, or similar transaction involving the Company or (y) any recapitalization, restructuring, liquidation or other extraordinary transaction with respect to the Company;

(iv)          directly or indirectly, seek to have called any meeting of the shareholders of the Company, propose or nominate for election to the Company’s Board of Directors any person whose nomination has not been approved by a majority of the Company’s Board of Directors or cause to be voted in favor of such person for election to the Company’s Board of Directors any Ordinary Shares or American Depositary Shares of the then outstanding share capital of the Company or Ordinary Share Equivalents other than as contemplated by Section 5.3 hereof ;

(v)           directly or indirectly, solicit proxies or consents or become a participant in a solicitation (as such terms are defined in Regulation 14A under the Exchange Act) in opposition to the recommendation of a majority of the Company’s Board of Directors with respect to any matter, or seek to advise or influence any Third Party, with respect to voting of any Ordinary Shares or American Depositary Shares of the then outstanding share capital of the Company or Ordinary Share Equivalents;

(vi)          deposit any Ordinary Shares or , American Depositary Shares of the then outstanding share capital of the Company or Ordinary Share Equivalents in a voting trust or subject any Ordinary Shares or American Depositary Shares of the then outstanding share capital of the Company or Ordinary Share Equivalents to any arrangement or agreement with respect to the voting of such Ordinary Shares or American Depositary Shares of the then outstanding share capital of the Company or Ordinary Share Equivalents other than as contemplated by Section 5.3 hereof;

(vii)        act in concert with any Third Party to take any action in clauses (i) through (vi) above, or form, join or in any way participate in a “partnership, limited partnership, syndicate, or other group” with any Third Party within the meaning of Section 13(d)(3) of the Exchange Act with respect to the equity securities of the Company;

(viii)       enter into discussions, negotiations, arrangements or agreements with any Third Party relating to the foregoing actions referred to in clauses (i) through (vi) above; or request or propose in writing to the Company’s Board of Directors, any member(s) thereof or any officer of the Company that the Company amend, waive, or consider the amendment or waiver of, any provisions set forth in this Section 5.1; provided, however, that the mere voting in accordance with Section 5.3 hereof of any voting securities of the Company held by the Purchaser, its executive officers or directors, or its Affiliates shall not constitute a violation of any of clauses (i) through (viii) above.

Notwithstanding the foregoing, (A) none of the Purchaser’s executive officers or directors shall be restricted from purchasing Ordinary Shares, American Depositary Shares or Ordinary Share Equivalents for his or her personal account (other than through a tender or exchange offer), tendering his or her Ordinary Shares, American Depositary Shares or Ordinary Share Equivalents into a Third Party tender or exchange offer, voting his or her Ordinary Shares,  American Depositary Shares or Ordinary Share Equivalents in any way he or she determines, or depositing his or her Ordinary Shares, American Depositary Shares or Ordinary Share Equivalents into a voting trust or subjecting them to any arrangement or agreement with respect to the voting of such Ordinary Shares, American Depositary Shares or Ordinary Share Equivalents ; and (B) if any executive officer or director of the Purchaser serves as a member of the Company’s Board of Directors, any action he or she takes in the performance of his or her duties as a member of the Company’s Board of Directors shall not be deemed to violate this Section 5.1, except if he or she takes such action at the direction of Purchaser or an Affiliate thereof.

5.2          Lock-Up. During the 365-day period following the Closing (the “Lock-Up Period”), the Purchaser shall not and shall cause its Affiliates not to, without the prior consent of the Company, directly or indirectly, Dispose of (a) any of the Shares or Deposit Shares, or any Ordinary Shares, American Depositary Shares or Ordinary Share Equivalents beneficially owned by the Purchaser or any of its Affiliates as of the Signing Date, together with any Ordinary Shares,  American Depositary Shares or Ordinary Share Equivalents issued in respect thereof as a result of any stock split, stock dividend, share exchange, merger, consolidation or similar recapitalization, and (b) any Ordinary Shares, American Depositary Shares or Ordinary Share Equivalents issued as (or issuable upon the exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange or in replacement of, the Ordinary Shares, American Depositary Shares or Ordinary Share Equivalents described in clause (a) of this sentence; provided, however, that the foregoing shall not prohibit the Purchaser or its Affiliates from Transferring Ordinary Shares, American Depositary Shares or Ordinary Share Equivalents to a Permitted Transferee or to the Company.

5.3          Voting of Securities.  From and after the Signing Date until the earlier of (i) the fifth (5th) anniversary of the Closing Date and (ii) the expiration of the Term (as defined in the License Agreement) or earlier termination of the License Agreement, in any vote or action by written consent of the shareholders of the Company (including, without limitation, with respect to the election of directors), except as provided by Section 5.4, the Purchaser shall, and shall cause its Affiliates to, vote or execute a written consent with respect to all voting securities of the Company as to which it is entitled to vote or execute a written consent in accordance with the recommendation of a majority of the Company’s Board of Directors. In furtherance of this Section 5.3, the Purchaser shall, and shall cause its Affiliates to, if and when requested by the Company from time to time, promptly execute and deliver to the Company an irrevocable proxy, substantially in the form of Exhibit B attached hereto, and irrevocably appoint the Company or its designees, with full power of substitution, its attorney, agent and proxy to vote (or cause to be voted) or to give consent with respect to, all of the voting securities of the Company as to which the Purchaser or Affiliate of the Purchaser is entitled to vote, in the manner and with respect to the matters set forth in this Section 5.3. The Purchaser acknowledges, and shall cause its Affiliates to acknowledge, that any such proxy executed and delivered shall be coupled with an interest, shall constitute, among other things, an inducement for the Company to enter into this Agreement, shall be irrevocable and binding on any successor in interest of the Purchaser or Affiliate of the Purchaser, as applicable, and shall not be terminated by operation of Law upon the occurrence of any event. Such proxy shall operate to revoke and render void any prior proxy as to any voting securities of the Company heretofore granted by the Purchaser or its Affiliate, as applicable, to the extent it is inconsistent herewith. Such proxy shall terminate upon the earlier of (i) the fifth (5th) anniversary of the Closing Date and (ii) the expiration of the Term (as defined in the License Agreement) or earlier termination of the License Agreement.

5.4          Change of Control. Notwithstanding Section 5.3, the Purchaser and its Affiliates may vote, or execute a written consent with respect to, any or all of the voting securities of the Company as to which they are entitled to vote or execute a written consent, as they may determine in their sole discretion with respect to any transaction the consummation of which would result in a Change of Control of the Company.

5.5          Sale Limitations. Subject to the restrictions set forth in Section 5.2, the Purchaser agrees that it shall not, and shall cause its Affiliates not to, Dispose of any Ordinary Shares, American Depositary Shares or Ordinary Share Equivalents at any time during the one-year period following the Closing, if such Dispositions, in any rolling 3-month period, exceed one percent (1%) of the then outstanding share capital of the Company or to any Person that the Purchaser or its Affiliate knows (after a reasonable inquiry in a private placement) is a competitor of the Company.

5.6          Offering Lock-Up. The Purchaser shall, if requested by the Company and an underwriter of Ordinary Shares, American Depositary Shares or Ordinary Share Equivalents in connection with any public offering involving an underwriting of Ordinary Shares, American Depositary Shares or Ordinary Share Equivalents, agree not to Dispose of any Ordinary Shares, American Depositary Shares or Ordinary Share Equivalents for a specified period of time, such period of time not to exceed ninety (90) days (a “Lock-Up Agreement”). Any Lock-Up Agreement shall be in writing in a form reasonably satisfactory to the Company and the underwriter(s) in such offering. The Company may impose stop transfer instructions with respect to the Ordinary Shares, American Depositary Shares or Ordinary Share Equivalents subject to the foregoing restrictions until the end of the specified period of time. The foregoing provisions of this Section 5.6 shall not apply (a) if the Purchaser and its Affiliates collectively own less than 5% of Ordinary Shares or American Depositary Shares of the outstanding share capital of the

Company or Ordinary Share Equivalents, or (b) to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Purchaser only if all officers and directors are subject to the same restrictions.

5.7          Further Assurances.  Subject to the terms and conditions of this Agreement, each of the Company and the Purchaser agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and assist the other party hereto in doing, all things reasonably necessary, proper or advisable to obtain satisfaction of the conditions precedent to the consummation of the transactions contemplated at the Closing, including:  (a) obtaining all necessary Consents and the making of all filings and the taking of all steps as may be necessary, including convening any prerequisite meetings of bodies of the Company, to obtain a required Consent or avoid an Action by any Governmental Authority, (b) the defending of any Actions challenging this Agreement or any other Transaction Agreements or the consummation of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (c) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the other Transaction Agreements.

5.8          Securities Law Disclosure; Publicity.  No public release or announcement concerning the transactions contemplated hereby or by any other Transaction Agreement, including the public filing of any Transaction Agreement pursuant to applicable securities Laws, shall be issued by the Company or the Purchaser without the prior consent of the Company (in the case of a release or announcement by the Purchaser) or the Purchaser (in the case of a release or announcement by the Company) (which consents shall not be unreasonably withheld, conditioned or delayed), except for any such release or announcement as may be required by securities Law or other applicable Law or the applicable rules or regulations of any securities exchange or securities market, in which case the Company or the Purchaser, as the case may be, shall allow the Purchaser or the Company, as applicable, reasonable time to comment on such release or announcement in advance of such issuance and the disclosing party shall consider the other party’s comments in good faith.  Following execution and delivery of this Agreement, the Company and the Purchaser shall issue a joint press release substantially in the form set forth in Exhibit A.

5.9          Integration.  The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) that would be integrated with the offer or sale of the Shares to be issued to the Purchaser hereunder for purposes of the rules and regulations of any of the following markets or exchanges on which the Common Shares or the Company is listed or quoted for trading on the date in question: the Pink OTC Markets, the OTC Bulletin Board, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the NYSE MKT or the New York Stock Exchange.

5.10        Notification.  After the date hereof and prior to the Closing Date, the Company shall promptly deliver to the Purchaser a written notice of any event or development that would, or could reasonably be expected to, result in any condition to Closing set forth in Section 6, not to be satisfied.

5.11                        Registration Rights.  The Company covenants and agrees as follows:

(a)                                 Within 30 days following a written request by the Purchaser at any time after the expiration of the Lock-Up Period (or any earlier termination or waiver by the Company thereof), or such earlier time as the Company in its sole discretion may agree in writing, the Company shall file a prospectus supplement or a registration statement to register the resale of the Registrable Shares on a pro rata basis with respect to the shares eligible for registration pursuant to the Second Amended and Restated Investors’ Rights Agreement, dated as of April 21, 2015, by and among the Company and certain shareholders named therein, as amended, on a Form S-3 ASR or Form S-3 registration statement under the Securities Act and use reasonable best efforts to have such registration statement declared effective, if the Company is not eligible to use Form S-3ASR, and maintain the effectiveness of such registration statement for a period ending on the date the Purchaser no longer holds Registrable Shares.

(b)                                 All expenses incurred in connection with registrations, filings or qualifications pursuant to this Section 5.11, including all registration, filing and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, shall be borne and paid by the Company.

(c)                                  For the purposes of this Section 5.11,

(i)                                    “Losses” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability  arises out of and is based upon: (A) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company registering the resale of the Registrable Shares, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or (B) an omission or alleged omission to state in such registration statement a material fact required to be stated therein, or necessary to make the statements therein not misleading.

(ii)                                “Registrable Shares” means the Shares held by Purchaser and the Deposit Shares relating thereto, including, without limitation, any Ordinary Shares or American Depositary Shares paid, issued or distributed in respect of any such Shares or Deposit Shares by way of stock dividend, stock split or distribution, or in connection with a combination of shares, recapitalization, reorganization, merger or consolidation, or otherwise, but excluding Ordinary Shares or American Depositary Shares acquired before or after  the Closing Date, provided, however, that the Shares and the Deposit Shares relating thereto, will not be “Registrable Shares” (A) after the Shares or Deposit Shares have been sold pursuant to an effective registration statement or in compliance with Rule 144 or other exemptions from registration or (B) when the remaining Shares or Deposit Shares held by the Purchaser could, in the opinion of counsel satisfactory to the Company, be sold by the Purchaser in a single transaction without the volume and manner of sale limitations under Rule 144 unless the Purchaser has taken action, without the consent or agreement of the Company, subsequent to the date hereof to cause such Shares not to be eligible for such sale under Rule 144.

(d)                                 With a view to making available to the Purchaser the benefits of Rule 144, during the twelve (12) month period following the Closing Date, the Company covenants that it will use commercially reasonable efforts to (i) file in a timely manner all reports and other documents required, if any, to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted thereunder and (ii) make available information necessary to comply with Rule 144 with respect to resales of the Shares or Deposit Shares under the Securities Act, at all times, to the extent required from time to time to enable the Purchaser to resell Shares or Deposit Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 (if available with respect to resales of the Shares or Deposit Shares), as such rule may be amended from time to time.

(e)                                  To the extent permitted by law, the Company will indemnify and hold harmless the Purchaser, and the partners, members, officers and directors of the Purchaser and each Person, if any, who controls the Purchaser (collectively, “Purchaser Indemnified Parties”), against any Losses, and the Company will pay to the Purchaser Indemnified Parties any legal or other reasonable and documented expenses incurred thereby in connection with investigating or defending any claim or proceeding from which Losses may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 5.11(e) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Losses to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any Purchaser Indemnified Party expressly for use in connection with such registration.

(f)                                   Promptly after receipt by the Purchaser under this Section 5.11 of notice of the commencement of any action (including any governmental action) for which a Purchaser Indemnified Party may be entitled to indemnification hereunder, the Purchaser Indemnified Party will, if a claim in respect thereof is to be made against the Company under this Section 5.11 (f), give the Company notice of the commencement thereof.  The Company shall have the right to participate in such action and, to the extent the Company so desires, and to assume the defense thereof with counsel mutually satisfactory to the Purchaser Indemnified Parties and the Company; provided, however, that the Purchaser Indemnified Parties shall have the right to retain one separate counsel for all such Purchaser Indemnified Parties, with the reasonable and documented fees and expenses to be paid by the Company, if representation of the Purchaser by the counsel retained by the Company would be inappropriate due to actual or potential conflict of interest between the Purchaser Indemnified Parties and the Company.  The failure to give notice to the Company within a reasonable time of the commencement of any such action shall relieve the Company of any liability to the Purchaser Indemnified Parties under this Section 11(f), only to the extent that such failure materially prejudices the Company’s ability to defend such action.  The failure to give notice to the Company will not relieve it of any liability that it may have to the Purchaser otherwise than under this Section 5.11(f).

(g)                                 To provide for just and equitable contribution to joint liability under the Securities Act in any case in which contribution under the Securities Act may be required on the part of the Purchaser Indemnified Parties, then such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the Company and each Purchaser Indemnified Party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations.  The relative fault of the Company and each Purchaser Indemnified Party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the Company or by a Purchaser Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) the Purchaser will not be required to contribute any amount in excess of the public offering price of all such Registrable Shares offered and sold by the Purchaser pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

5.12                        PFIC Reporting.  For so long as the Purchaser holds Shares or Deposit Shares, the Company hereby agrees to reasonably cooperate with the Purchaser in order to permit the Purchaser to determine whether the Company is at any time a “passive foreign investment company” (as defined in Section 1297(a) of the Code) (a “PFIC”).  In furtherance of the foregoing, the Company shall notify the Purchaser if, in good faith, the Company reasonably believes the Company or any of its controlled Subsidiaries was a PFIC during the prior taxable year, provided that the publication of a PFIC Annual Information Statement by the Company on the Company’s website shall be deemed to satisfy such notification requirement.  If the Company determines that the Company or any of its controlled subsidiaries is a PFIC, the Company shall use commercially reasonable efforts to (i) provide such information to the Purchaser as the Purchaser may reasonably request to enable the Purchaser to complete its U.S. Internal Revenue Service Form 8621 with respect to such entity and (ii) provide such statements, information and documentation as the Purchaser reasonably believes is necessary for it to make an election to treat such subsidiary as a “qualified electing fund” under Section 1295 of the Code.

5.13                        Controlled Foreign Corporation. For so long as the Purchaser holds Shares or Deposit Shares at any point during a taxable year, then the Company hereby agrees to reasonably cooperate with the Purchaser in order to permit the Purchaser to determine whether the Company is a “controlled foreign corporation” within the meaning of Section 957 of the Code (a “CFC”).  If the Company is or is likely to have become a CFC, then the Company shall use commercially reasonable efforts to provide to the Purchaser such information as it may reasonably request to assist the Purchaser to timely comply with its filing obligations under the Code, including but not limited to Internal Revenue Service Form 5471.

6.                                      Conditions to Closing.

6.1                               Conditions to Purchaser’s Obligations at the Closing.  The Purchaser’s obligation to purchase Shares at the Closing is subject to the satisfaction, at or prior to the Closing Date, of the following conditions (unless waived in writing by the Purchaser):

(a)                                 Representations and Warranties.  The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all material respects as of the Signing Date and the Closing Date as if made on such date, except to the extent any such representation and warranty is (i) already qualified by materiality, in which case it shall be true and correct as of such dates or (ii) specifically made as of a particular date, in which case it shall be true and correct as of such date.

(b)                                 Performance of Obligations.  The Company shall have performed and complied in all material respects with all agreements and conditions herein required to be performed or complied with by the Company on or before the Closing Date.

(c)                                  Legal Investment.  The sale and issuance of the Shares shall be legally permitted by all Laws to which the Purchaser and the Company are subject.

(d)                                 No Orders.  No Order shall be in effect preventing the consummation of the transactions contemplated by the Transaction Agreements.

(e)                                  Closing Deliverables.  The Company shall deliver or cause to be delivered to the Purchaser all items listed in Section 2.3(a).

(f)                                   License Agreement.  The Company shall have executed the License Agreement, the Effective Date (as such term is defined in the License Agreement) of the License Agreement shall occur immediately prior to the Closing, no breach by the Company of any term of or obligation under the License Agreement shall have occurred and be continuing, and the License Agreement shall not have been terminated in accordance with its terms.

(g)                                 Consents, Permits, and Waivers.  All Consents necessary or appropriate for consummation of the transactions contemplated by the Transaction Agreements shall have been obtained, including the approval of the board of directors of the Company.  All filings to be made under the HSR Act or any other similar antitrust Laws (including but not limited to the Cayman Islands and the PRC), with respect to the Transaction Agreements and the transactions contemplated hereby and thereby, shall have been made and the applicable waiting period, including all extensions thereof, under the HSR Act or any other similar antitrust Laws (including but not limited to the Cayman Islands), shall have expired or been terminated.

(h)                                 Material Adverse Effect.  No Material Adverse Effect shall have occurred and be continuing.

(i)                                    The Company’s NASDAQ Listing.  The Company’s American Depositary Shares shall continue to be listed on the NASDAQ Global Select Market.

6.2                               Conditions to Company’s Obligations at the Closing.  The Company’s obligation to issue and sell Shares at the Closing is subject to the satisfaction, on or prior to the Closing Date, of the following conditions (unless waived in writing by the Company):

(a)                                 Representations and Warranties.  The representations and warranties in Section 4 made by the Purchaser shall be true and correct in all material respects as of the Signing Date and the Closing Date as if made on such date, except to the extent any such representation and warranty is (i) already qualified by materiality, in which case it shall be true and correct as of such dates or (ii) specifically made as of a particular date, in which case it shall be true and correct as of such date.

(b)                                 Performance of Obligations.  The Purchaser shall have performed and complied with all agreements and conditions herein required to be performed or complied with by the Purchaser on or before the Closing Date.

(c)                                  Legal Investment.  The sale and issuance of the Shares shall be legally permitted by all Laws to which the Purchaser and the Company are subject.

(d)                                 No Orders.  No Order shall be in effect preventing the consummation of the transactions contemplated by the Transaction Agreements.

(e)                                  Closing Deliverables.  The Purchaser shall deliver or cause to be delivered to the Company all items listed in Section 2.3(b).

(f)                                   License Agreement.  The Purchaser shall have executed the License Agreement, the Effective Date (as such term is defined in the License Agreement) of the License Agreement shall occur immediately prior to the Closing, no breach by the Purchaser of any term of or obligation under the License Agreement shall have occurred and be continuing, and the License Agreement shall not have been terminated in accordance with its terms.

(g)                                 Consents, Permits, and Waivers.  All Consents necessary or appropriate for consummation of the transactions contemplated by the Transaction Agreements shall have been obtained.  All filings to be made under the HSR Act or any other similar antitrust Laws (including but not limited to the Cayman Islands and the PRC), with respect to the Transaction Agreements and the transactions contemplated hereby and thereby, shall have been made and the applicable waiting period, including all extensions thereof, under the HSR Act or any other similar antitrust Laws (including but not limited to the Cayman Islands and the PRC), shall have expired or been terminated.

7.                                      Notification under the HSR Act

7.1                               As a result of the aggregate consideration being paid by the Purchaser under this Agreement and the License Agreement, which satisfies the size of transaction jurisdictional threshold under the HSR Act, the parties shall, as soon as practicable, and, in any event, no later than seven (7) Business Days after the Signing Date, file or cause to be filed with the Federal Trade Commission (the “FTC”) and the Department of Justice (the “DOJ”) the notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated by this Agreement. The parties will use all reasonable efforts to respond on a timely basis to any requests for additional information made by either of such agencies.  Each party will be responsible for its own costs and expenses and the Purchaser will be responsible for all filing fees associated with any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder.

7.2                               The Purchaser and the Company shall: (i) reasonably cooperate with each other in connection with any investigation or other inquiry relating to the transactions contemplated by the Transaction Agreements; (ii) reasonably keep the other party informed of any communication received by such party from, or given by such party to, the FTC, the DOJ or any other merger control authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding the transactions contemplated by the Transaction Agreements; (iii) promptly respond to and certify substantial compliance with any inquiries or requests received from the FTC or the DOJ for additional information or documentation; (iv) reasonably consult with each other in advance of any meeting or conference with the FTC, the DOJ or any other merger control authority, and to the extent permitted by the FTC, the DOJ or such other merger control authority and reasonably determined by such party to be appropriate under the circumstances, give the other party or their counsel the opportunity to attend and participate in such meetings and conferences; and (v) permit the other party or their counsel to the extent reasonably practicable to review in advance, and in good faith consider the views of the other party or their counsel concerning, any submission, filing or communication (and documents submitted therewith) intended to be given by it to the FTC, the DOJ or any other merger control authority; provided, however, such party shall be under no obligation to reschedule any meetings or conferences with the FTC, the DOJ or any other merger control authority to enable the other party to attend.

8.                                      Miscellaneous.

8.1                               Termination. This Agreement may be terminated at any time prior to the Closing by:

(a)                                 mutual written consent of the Company and the Purchaser;

(b)                                 either the Company or the Purchaser, upon written notice to the other no earlier than December 31, 2017 (the “Termination Date”), if the Closing has not been consummated by the Termination Date;

(c)                                  either the Company or the Purchaser, upon written notice to the other, if any of the conditions to the Closing set forth in Section 6.1(c), 6.1(d), 6.1(g), 6.2(c), 6.2(d) or 6.2(g) as applicable, despite the use of reasonable efforts shall have become incapable of fulfillment by the Termination Date and shall not have been waived in writing by the other party within ten (10) Business Days after receiving receipt of written notice of an intention to terminate pursuant to this clause (c); provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure to consummate the transactions contemplated hereby prior to the Termination Date;

(d)                                 the Company, upon written notice to the Purchaser, so long as the Company is not then in breach of its representations, warranties, covenants or agreements under this Agreement such that any of the conditions set forth in Section 6.1(a) despite the use of reasonable efforts could not be satisfied by the Termination Date, (i) upon a material breach of any covenant or agreement on the part of the Purchaser set forth in this Agreement, or (ii) if any representation or warranty of the Purchaser shall have been or become untrue, in each case such that any of the conditions set forth in Section 6.2(a) or 6.2(b), as applicable, could not be satisfied by the Termination Date; or

(e)                                  the Purchaser, upon written notice to the Company, so long as the Purchaser is not then in breach of its representations, warranties, covenants or agreements under this Agreement such that any of the conditions set forth in Section 6.2(a) or 6.2(b), as applicable, despite the use of reasonable efforts could not be satisfied by the Termination Date, (i) upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, or (ii) if any representation or warranty of the Company shall have been or become untrue, in each case such that any of the conditions set forth in Section 6.1(a), 6.1(b), 6.1(h) or 6.1(i), as applicable, could not be satisfied by the Termination Date.

8.2                               Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1 hereof, (a) this Agreement (except for this Section 8, and any definitions set forth in this Agreement and used in such sections) shall forthwith become void and have no effect, without any liability on the part of any party hereto or its Affiliates, and (b) all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Person to which they were made or appropriately amended to reflect the termination of the transactions contemplated hereby; provided, however, that nothing contained in this Section 8.2 shall relieve any party from liability for fraud or any intentional or willful breach of this Agreement.

8.3                               Governing Law; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the conflict of laws principles thereof that would require the application of the Law of any other jurisdiction, provided, that (i) the issue of the Shares as described in Section 2.1, (ii) the transfer of the Shares as described in Section 2.2, (iii) Section 3.1(a) to the extent relating to the Company, (iv) the capitalization of the Company as described in Section 3.3(a), (v) Section 3.4, to the extent relating to the Company and (vi) Sections 3.12 and 3.18 (clauses (i) through (vi) above, jointly, the “Cayman Law Matters”), shall be governed exclusively by, and construed in accordance with, the laws of the Cayman Islands, without regard to the conflict of laws principles thereof that would require the application of the Law of any other jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York solely and specifically for the purposes of any action or proceeding arising out of or in connection with this Agreement, provided that the courts of the Cayman Islands shall have exclusive jurisdiction over the Cayman Law Matters. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ANY PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING ANY SUIT, ACTION OR PROCEEDING SEEKING EQUITABLE RELIEF) SHALL PROPERLY AND EXCLUSIVELY LIE IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK OR, IN ACCORDANCE WITH THIS SECTION 8.3, THE COURTS OF THE CAYMAN ISLANDS (THE “CHOSEN COURTS”). EACH PARTY HERETO FURTHER AGREES NOT TO BRING ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY COURT OTHER THAN THE CHOSEN COURTS PURSUANT TO THE FOREGOING SENTENCE (OTHER THAN UPON APPEAL). BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE CHOSEN COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES HERETO IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN EACH OF THE

CHOSEN COURTS, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH CHOSEN COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION OR PROCEEDING. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE) INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 8.3 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 8.3 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

8.4                               Survival.  The representations, warranties, covenants and agreements made herein shall survive the Closing.

8.5                               Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon the parties hereto and their respective successors, assigns, heirs, executors and administrators and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Shares from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Shares specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such Shares in its records as the absolute owner and holder of such Shares for all purposes.  This Agreement may not be assigned by any party hereto without the consent of the other party, provided, that the Purchaser may assign its rights and obligations hereunder in whole or in part to any Affiliate of the Purchaser or to any successor of the Purchaser as a result of a Change of Control of the Purchaser, provided further, that in the case of such assignment the assignee shall agree in writing to be bound by the provisions of this Agreement and the Purchaser shall not be relieved of its obligations hereunder.

8.6                               Entire Agreement.  This Agreement, the exhibits and schedules hereto, the other Transaction Agreement, and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable for or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein.

8.7                               Severability.  In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  Upon such determination that any provision of this Agreement, or the application of any such provision, is invalid, illegal, void or unenforceable, the Company and the Purchaser shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Company and the Purchaser as closely as possible to the fullest extent permitted by Law in an acceptable manner to the end that the transactions contemplated hereby and the other Transaction Agreement are fulfilled to the greatest extent possible.

8.8                               Amendment.  No provision in this Agreement shall be supplemented, deleted or amended except in a writing executed by an authorized representative of each of the Purchaser and the Company.  Any amendment effected in accordance with this Section 8.8 shall be binding upon each holder of Shares or Deposit Shares purchased under this Agreement at the time outstanding, each future holder of all such Shares or Deposit Shares, and the Company, and any amendment not effected in accordance with this Section 8.8 shall be void and of no effect.

8.9                               Waivers; Delays or Omissions.  It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.  It is further agreed that any Consent of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of the Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement, by Law, or otherwise afforded to any party, shall be cumulative and not alternative.  Any waiver effected in accordance with this Section 8.9 shall be binding upon each holder of Shares or Deposit Shares purchased under this Agreement at the time outstanding, each future holder of all such Shares or Deposit Shares, and the Company, and any waiver not effected in accordance with this Section 8.9 shall be void and of no effect.

8.10                        Equitable Relief.  Each of the Company and the Purchaser hereby acknowledges and agrees that the failure of the Company or the Purchaser to perform their respective agreements and covenants hereunder will cause irreparable injury to the Purchaser or the Company, for which damages, even if available, will not be an adequate remedy. Accordingly, each of the Company and the Purchaser hereby agrees that the Purchaser and the Company shall be entitled to seek the issuance of equitable relief by any court of competent jurisdiction to compel performance of the Company’s or the Purchaser’s obligations.

8.11                        Notices. All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business Day) or (c) received or rejected by the addressee, if sent by United States of America certified or registered mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other parties):

If to the Company:

BeiGene, Ltd.

c/o Mourant Ozannes Corporate Services (Cayman) Limited

94 Solaris Avenue, Camana Bay

Grand Cayman

Cayman Islands

Attention: Scott A. Samuels, Esq.

with a copy (which will not constitute notice) to:

Goodwin Procter LLP

620 Eighth Avenue

New York, NY 10018

Attention: Edwin O’Connor

If to the Purchaser:

Celgene Switzerland LLC

86 Morris Avenue

Summit, NJ 07901

United States of America

Attention: Gerald F. Masoudi

with a copy (which will not constitute notice) to:

Morgan, Lewis & Bockius LLP

502 Carnegie Center

Princeton, NJ 08540-6241

United States of America

Attention:                 Alan B. Leeds

Finnbarr D. Murphy

8.12                        Expenses.  Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

8.13                        Titles and Subtitles.  The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

8.14                        Counterparts.  This Agreement may be executed in any number of counterparts (including via facsimile, PDF or other electronic signature), each of which shall be an original, but all of which together shall constitute one instrument.

8.15                        Broker’s Fees.  Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein.  Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 8.15 being untrue.

8.16        Pronouns.  All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.  The words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation”. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. All references to “dollars” or “$” will be deemed references to the lawful money of the United States of America.  All exhibits attached hereto and all other attachments hereto are hereby incorporated herein by reference and made a part hereof.

8.17        Third Party Beneficiaries.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of any party hereto.  No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any party hereto.

8.18        No Strict Construction.  This Agreement has been prepared jointly and will not be construed against either party.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

Company:

BeiGene, Ltd.

By:	/s/ Ji Li
Name: Ji Li
Title: EVP, Global Head of BD

[Signature Page to the BeiGene Share Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

Purchaser:

Celgene Switzerland LLC

By:	/s/ Kevin Mello
Name: Kevin Mello
Title: Manager

[Signature Page to the BeiGene Share Subscription Agreement]

EXHIBIT A

JOINT PRESS RELEASE

EXHIBIT B

FORM OF IRREVOCABLE PROXY

In order to secure the performance of the duties of the undersigned pursuant to Section 5.3 of the Share Subscription Agreement, dated as of July 5, 2017 (the “Agreement”), by and among BeiGene, Ltd. (the “Company”), and Celgene Switzerland LLC (the “Purchaser”), the undersigned hereby irrevocably appoints [            ] and [            ], and each of them, the attorneys, agents and proxies, with full power of substitution in each of them, for the undersigned, and in the name, place and stead of the undersigned, to vote (or cause to be voted) or, if applicable, to give consent, in such manners as each such attorney, agent and proxy or his substitute shall in his sole discretion deem proper to record such vote (or consent) in the manners, and with respect to such matters as set forth in Section 5.3 of the Agreement (but in any case, in accordance with any written instruction from the undersigned, properly delivered under Section 5.3 of the Agreement, to vote or give consent as contemplated by Section 5.3(b) of the Agreement) with respect to all voting securities, which the undersigned is or may be entitled to vote at any meeting of the Company held after the date hereof, whether annual or special and whether or not an adjourned meeting or, if applicable, to give written consent with respect thereto. This proxy is coupled with an interest, shall be irrevocable and binding on any successor in interest of the undersigned and shall not be terminated by operation of law upon the occurrence of any event. This proxy shall operate to revoke and render void any prior proxy as to voting securities heretofore granted by the undersigned which is inconsistent herewith. This proxy shall terminate upon the earlier of (i) the fifth (5th) anniversary of the Closing Date (as defined in the Agreement) and (ii) the expiration of the Term (as defined in the License Agreement (as defined in the Agreement)) or earlier termination of the License Agreement.

CELGENE SWITZERLAND LLC

By:
Name:
Title: